Exhibit 99.1

CHANNELL ANNOUNCES 2007 FIRST QUARTER RESULTS

Temecula, Calif., May 15, 2007 — Channell Commercial Corporation. (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water harvesting solutions distributed in markets throughout Australia, today announced financial results for the three months ended March 31, 2007.

Highlights

•                  GAAP EPS of $0.01 versus guidance of ($0.02) to break-even; non-GAAP EPS of $0.02, which excludes stock compensation expense and amortization of intangible assets.

•                  Revenues grew 30.6% versus the first quarter of 2006 to $32.9 million.

•                  Core Telecom results driven by strong demand from several customers, most notably Verizon, which represented 11% of sales.

•                  Company sees Q2 GAAP EPS of $0.09-$0.12; non-GAAP EPS of $0.10-$0.13, which excludes stock compensation expense and amortization of intangible assets.

First Quarter Results

Channell Commercial Corporation (the “Company”) reported first quarter 2007 net sales of $32.9 million.  This represents a 30.6% increase compared to net sales of $25.2 million for the first quarter of 2006.  On a sequential basis, net sales expanded 33.2% compared to fourth quarter 2006 net sales of $24.7 million.

The Company also reported GAAP net income of $115,000 for the first quarter of 2007, or $0.01 per basic and diluted share, as compared to a net loss of $1.6 million or ($0.16) per basic and diluted share, for the first quarter of 2006.  Included in the first quarter 2007 net income is stock compensation expense of $60,000 (accounted for under SFAS 123R), and intangible amortization expense of $46,000, which together equate to ($0.01) per basic and diluted share.  Excluding these items, first quarter 2007 non-GAAP pro forma net income was $221,000 or $0.02 per basic and diluted share.  A reconciliation of the adjustments made to GAAP net income per basic and diluted share to compute non-GAAP pro forma net income per basic and diluted share is contained in the financial tables of this press release.

Gross profit for first quarter 2007 was $10.0 million, or 30.4% of net sales, as compared to $7.6 million, or 30.2% of net sales, for the comparable period in the prior year.

Total operating expenses for first quarter 2007 were $9.9 million, or 30.1% of net sales, versus $9.1 million, or 36.3% of net sales, in the first quarter of 2006.  Included in first quarter 2007 operating expenses was $106,000 of intangible amortization and stock based compensation expenses compared to $124,000 in first quarter 2006.

William H. Channell, Jr., Chief Executive Officer of the Company commented, “We are pleased with the return to profitability in the first quarter driven by the rebound in our core domestic telecommunications sector.”

Mr. Channell continued, “Although we are optimistic the second quarter should generate strong earnings, our immediate focus is to deliver more consistent revenue results across all quarters of the year.  We believe our global operations will be key contributors to achieving this goal due to a more robust telecom market combined with growing awareness regarding water harvesting leading to significant opportunities in the second half of 2007.”

Liquidity

At March 31, 2007, the Company had total cash and cash equivalents of $1.2 million, which was $1 million less than the total at December 31, 2006.  Total outstanding debt and capital lease obligations declined slightly to $13.5 million at March 31, 2007 versus a balance of $13.7 million at year end 2006.  Net cash used from operating activities was $383,000 for the first quarter of 2007.

Days sales outstanding increased to 46 days during the first quarter of 2007 up from 43 days in both the comparable period a year ago and the fourth quarter of 2006.  Days inventory was 62 days, up from 57 days inventory for the first quarter of 2006 but down slightly from 63 days during the fourth quarter of 2006.  Days payables were 64 days for the first quarter, up from 59 days in the year-ago period and also up from 53 days in the prior quarter.

Business Outlook

For the second quarter of 2007, the Company expects net sales of $36 to $37 million and consolidated GAAP net income per basic and diluted share of $0.09 to $0.12.   Second quarter non-GAAP pro forma net income per basic and diluted share, which excludes the impact of SFAS 123R and amortization of intangible assets, is expected to range from $0.10 to $0.13.  Full-year 2007 net sales are now expected in the $135-$139 million range, with GAAP net income per basic and diluted share of $0.14 to $0.18.  Full year 2007 non-GAAP pro forma net income per basic and diluted share, which excludes the impact of SFAS 123R and amortization of intangible assets, is expected to range from $0.18-$0.22.  A summary of the Company’s consolidated guidance is provided below:

Metric	Second Quarter	Full-Year 2007
Channell Consolidated
Net Sales	$36-$37M	$135-$139M
GAAP EPS	$0.09-$0.12	$0.14-$0.18
Non-GAAP EPS	$0.10-$0.13	$0.18-$0.22
Capital Expenditures	~$0.7-$0.8M	~$3.3M-$3.8M

Non-GAAP Financial Measures

Non-GAAP pro forma net income (loss) and Non-GAAP pro forma net income (loss) per basic and diluted share are non-GAAP financial measures, and represent net income (loss), and net income (loss) per basic and diluted share, each adjusted to exclude certain non-cash and non-recurring items.  For a reconciliation of non-GAAP pro forma net income (loss) to GAAP net income (loss), and non-GAAP pro forma net income (loss) per basic and diluted share to GAAP net income (loss) per basic and diluted share, for the periods presented, please see the financial tables attached to this press release.  This press release and the attached financial information are also available in the investor relations section of the Company’s web site at www.channell.com.

The Company believes the presentation of non-GAAP financial measures assists investors to better understand the Company’s operating performance. In addition, analyst estimates typically exclude the impact of non-cash and non-recurring items from earnings (loss) per diluted share; consequently, the Company believes that the presentation of these non-GAAP financial measures is helpful to investors in their review of information presented by analysts.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water harvesting solutions distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  The Company’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia.  The Company’s website is www.channell.com

Forward-Looking Statements

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  Examples of forward looking statements would include statements about the expected future revenues, expenses and other financial results, and any other statements that are not historical facts.  These statements are based on management’s current expectation and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (7) energy costs, (8) integration of acquired businesses, (9) delays in product development, (10) operating leverage, (11) seasonality and fluctuations in operating results and (12) worldwide economic conditions.  Such uncertainties are discussed further in the Company’s filings with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.

Financial Tables to Follow

CHANNELL COMMERCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

(amounts in thousands, except per share data)

	Three months ended March 31,
	2007	2006

Net sales	$32,853	$25,152
Cost of goods sold	22,879	17,563
Gross profit	9,974	7,589

Operating expenses
Selling	5,246	5,339
General and administrative	4,223	3,267
Research and development	429	536
	9,898	9,142

Income (loss) from operations	76	(1,553)
Interest income	13	18
Interest expense	(185)	(120)
Loss before income tax benefit	(96)	(1,655)

Income tax benefit	(146)	(18)
Net income (loss) before minority interest	50	(1,637)
Minority interest in loss of subsidiaries	(65)	(81)
Net income (loss)	$115	$(1,556)

Net income (loss) per share
Basic and diluted	$0.01	$(0.16)

Net income (loss)	$115	$(1,556)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	397	(342)

Comprehensive income (loss)	$512	$(1,898)

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(UNDAUDITED)

(amounts in thousands, except per share data)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$1,225	$2,235
Accounts receivable, net of allowance for doubtful accounts of $139 at March 31, 2007 and $220 at December 31, 2006	16,684	11,673
Inventories, net	15,698	13,018
Prepaid expenses and other current assets	965	931
Income taxes receivable	783	881
Deferred income taxes, net	736	719
Total current assets	36,091	29,457

Property and equipment, net	18,564	18,799
Deferred income taxes, net	1,041	1,017
Goodwill	10,075	9,848
Intangible assets, net	2,101	2,097
Other assets	790	660

	$68,662	$61,878
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$16,212	$10,902
Short-term debt (including current maturities of long-term debt)	13,522	13,723
Current maturities of capital lease obligations	179	138
Accrued expenses	5,365	4,371
Total current liabilities	35,278	29,134

Capital lease obligations, less current maturities	491	384
Other long-term liabilities	1,338	1,332
Commitments and contingencies (Note 7)	—	—
Minority interest	833	878

Stockholders’ equity
Preferred stock, par value $.01 per share, authorized—1,000 shares, none issued and outstanding	—	—
Common stock, par value $.01 per share, authorized—19,000 shares; issued — 9,787 at March 31, 2007 and December 31, 2006; outstanding - 9,543 shares at March 31, 2007 and December 31, 2006	98	98
Additional paid-in capital	31,153	31,093
Treasury stock — 244 shares in 2007 and 2006	(1,871)	(1,871)
Accumulated deficit	(45)	(160)
Accumulated other comprehensive income - Foreign currency translation	1,387	990
Total stockholders’ equity	30,722	30,150

	$68,662	$61,878

CHANNELL COMMERCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(amounts in thousands)

	Three months ended March 31,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$115	$(1,556)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,187	1,149
Stock-based compensation	60	81
Loss on disposal of fixed assets	23	—
Amortization of deferred gain on sale leaseback	(15)	(15)
Provision for doubtful accounts	(7)	(174)
Provision for inventory obsolescence	33	—
Minority interest in income loss of subsidiaries	(65)	(81)
Changes in operating assets and liabilities:
Accounts receivable	(4,824)	(3,420)
Inventories	(2,583)	125
Prepaid expenses and other current assets	(25)	(208)
Income taxes receivable	105	(258)
Other assets	(128)	50
Accounts payable	4,795	3,043
Accrued expenses and other liabilities	946	(439)
Net cash used in operating activities	(383)	(1,703)

Cash flows from investing activities:
Purchase of property and equipment	(339)	(300)
Proceeds from the sales of property and equipment	66	—
Net cash used in investing actitivities	(273)	(300)

Cash flows from financing activities:
Repayment of debt	(792)	(532)
Borrowings from credit facilities	402	1,807
Repayment of obligations under capital lease	(61)	(13)
Net cash used in financing activities	(451)	1,262

Effect of exchange rates on cash	97	(50)
Decrease in cash and cash equivalents	(1,010)	(791)
Cash and cash equivalents, beginning of period	2,235	3,148
Cash and cash equivalents, end of period	$1,225	$2,357
Cash paid during the period for:
Interest	$289	$172
Income taxes	$11	$21
Non-cash investing activities:
Purchases of property and equipment which are included in obligations under capital leases and accounts payable	$295	$37

Channell Commercial

Reconciliation Tables of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of GAAP net income (loss) per basic and diluted share to non-GAAP pro forma net income (loss) per basic and diluted share (Unaudited)

	Quarter Ended	Quarter Ended
	March 31, 2007	March 31, 2006
GAAP net income (loss) per basic and diluted share	$0.01	$(0.16)

Add:
Stock compensation expense under SFAS 123R and intangibles amortization	$0.01	0.01
Non-GAAP pro forma net income (loss) per basic and diluted share	$0.02	$(0.15)

Reconciliation of GAAP net income (loss) to non-GAAP pro forma net income (loss) (Unaudited) (in thousands)

	Quarter Ended	Quarter Ended
	March 31, 2007	March 31, 2006
GAAP earnings (loss)	$115	$(1,556)

Add:
Stock compensation expense under SFAS 123R and intangibles amortization	$106	$124

Non-GAAP net income earnings (loss)	$221	$(1,432)

Reconciliation of GAAP net income per basic and diluted share estimate to non-GAAP pro forma net income (loss) per basic and diluted share estimate (Unaudited)

	Second Quarter		Full Year
	2007		2007
	Low	High	Low	High
Estimated GAAP net income (loss) per basic and diluted share	$0.09	$0.12	$0.14	$0.18

Add:
Estimated stock compensation expense under SFAS 123R and intangibles amortization	$0.01	$0.01	$0.04	$0.04

Estimated non-GAAP net income per basic and diluted share	$0.10	$0.13	$0.18	$0.22

CONTACTS

At the Company:

Michael Perica

Treasurer

951-719-2600

mperica@channellcorp.com